Exhibit 4.3

                              EMPLOYMENT AGREEMENT

 Made and entered into this 28day of April, 2002.

Between: SUPERCOM LTD., a company duly registered and incorporated under the laws of Israel, with principal offices at Tidhar St., Millennuim bldg, Raanana 43665, Israel (HEREINAFTER THE "COMPANY");

                                                               ON THE FIRST PART

And: Mr. EYAL TUCHMAN ID No_023543036 of Israel from: P.O.B 454 Kefar-Hess, Israel (HEREINAFTER THE "EMPLOYEE")

                                                              ON THE SECOND PART

Whereas The Company is engaged in the development, production and marketing of systems for the production of secure and durable national identification documents; and

Whereas the Employee has the experience, know-how and qualifications to serve as the controller of the Company; and

Whereas the Company has offered that the Employee undertakes employment with the Company as its controller and the Employee agrees to be employed as such, all in accordance with the the terms and conditions of this Agreement.

 NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, it is agreed by the parties as follows:

1.       PREAMBLE

The Preamble to this Agreement forms an integral part thereof.

2.       POSITION.

2.1 The Company hereby employs the Employee, and the Employee hereby agrees to serve as the Company's CFO.

2.2 As the CFO of the Company, the Employee shall devote his full business time and efforts to the affairs of the Company, and shall have all the responsibilities and powers that usually apply to this job.

2.3      The Employee shall report to the CEO.


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3.       SALARY & OTHERS

3.1 The Company shall pay the Employee a monthly salary of 27,000 NIS (hereinafter the "Salary") gross, payable each month not later than the Ninth day of each month.

3.2 The Employee shall be entitled to a refund for all expenses incurred by him in the performance of his duties hereunder (in accordance with the prevailing laws and regulations).

3.3 Bonus - the employee will receive a yearly bonus, the bonus will reflect the achievement and contribution of the employee to the regarded parameter. The period for calculating the bonus will be 1.1.20OX-31.12.20OX.

3.4 The formulation of the bonus will be conclude 60 day's after the employee will start to work in the company. The formula and the related assumptions will be attached to this contract.

3.5 Options- the employee will be entitled to an option pIan see Appendix A.(No of options - 50,000.

4.       BENEFITS.

4.1 The Company shall pay every month, an amount equal to 13.33% of the Salary to an insurance policy and a pension fund (hereinafter "Bituach Menahalim") in the name of the Employee. Furthermore, the company shall make allowance of 2.5% of his gross salary. The Employee shall pay to such insurance policy, every month, an amount equal to 5% of the Salary. The Bituach Menahalim and/or the pension fund and/or (with regard to amounts contributed by the company) shall be transferred to the employee, subject to any applicable law, upon the termination of employee's employment under any circumstances, exept in circumstances of termination of employment for justifiable Cause.

4.2 The Company shall pay every month, an amount equal to 7.5% of the Salary to an educational fund (hereinafter "Keren Hishtalmut") in the name of the Employee. The Employee shall pay to such fund, every month, an amount equal to 2.5% of the Salary.

4.3 The Employee's payments pursuant to sections 4.1 and 4.2 above shall be deducted at source from the Salary. All taxes due, if any pursuant to sections 4.1 and 4.2 above shall be borne and paid by the Company.

4.4 The Employee shall be entitled to a vacation leave of 22 days per year, which may be carried forward, from year to year.

4.5 The Company shall make available to the employee a car (Taxation group No 3) for his exclusive use during the term of this Agreement.,


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         The Company shall pay all costs associated with the car, whether fixed or variable, including without limitation, fuel, repairs and insurance including taxation according to the value of the car.

4.6 The Company will maintain a director's and officers liability insurance in the name of the Company, covering all the Employee's duties under this Agreement.

4.7 The Employee shall be entitled to the payment of 7 recuperation days (Havraha) every year.

4.8 The Company will provide to the employee a cellular phone. Taxation according to the value of the cellular phone will pay by the company.

5.       PROPRIETARY INFORMATION.

5.1 Employee recognizes and understands that his employment creates a relationship of confidence and trust between him and the Company, and that proprietary information obtained by the Employee as a result of this Agreement is the sole property of the Company. At all times, both during his employment with the Company and after its termination, the Employee will keep in confidence and in trust all such proprietary information and will not use or disclose any such information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing his duties as the Controller of the Company.

5.2 In the event of termination of the Employee's employment with the Company for any reason, the Employee will deliver to the Company all documents and data of any nature pertaining to his work with the Company.

6.       COMPETITION.

The Employee shall not, during the term of his employment with the Company, and for a period of two (2) years after termination of this Agreement, render services similar to his duties as The Controller of the Company, to any entity or business which competes with the Company directly or indirectly.

7.       CONFIDENTIALITY.

The Employee undertakes that during the term of this Agreement and after its termination, he shall not disclose to others confidential information of the Company, including but not limited to, information relating to the business concerns of the Company, its customers, its financial position and its plans for the future.

8.       TERM AND TERMINATION.

8.1 Either party may terminate this Agreement upon a 90 (Ninty) days prior written notice, provided however, that the Company may terminate this Agreement for a "Justifiable Cause" without prior notice.


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8.2      A termination for "Justifaible Cause" is a termination due to (i)
         Employee's conviction of any crime constituting an act of moral turpitude; (ii) Employee's embezzlement of funds of the Company; (iii) Employee's willful disregard of lawful and proper instructions of the Board with respect to Employee's duties to the Company following a notice stating the nature of such Board instruction. The obligations detailed in section 7 hereinabove shall survive termination.

9.       MISCELLANEOUS.

9.1 The Employee shall not disclose the terms of this Agreement to any person or entity within or outside the Company, except as may be required by law.

9.2 This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. Any prior understandings, undertakings or representations, written or oral, shall be of no force or effect.

9.3 This Agreement may be amended only through a document signed by both parties.

9.4 No rights of any party shall be prejudiced or restricted by an indulgence or forbearance to any party, and no waiver by any party in respect of any breach shall operate as a waiver in respect to a subsequent breach.

9.5 Any notice, demand, call or request under this Agreement (hereinafter a "Communication") which a party may desire to serve, or be required to serve upon the other party, shall be in writing and shall be deemed sufficiently served if: (a) delivered by hand; or (b) if sent by courier that guarantees delivery of such Communication within twenty four (24) hours, addressed to the other party's address as set forth in the preamble to this Agreement; or (c) sent by facsimile with a confirmation of receipt.

9.6 The addresses of the Parties for the purpose of this Agreement are as forth in the preamble to this Agreement.

IN WITNESS WHEREOF, The parties hereunto cause this Agreement to be duly executed.

________________________                               _________________________
Supercom, Ltd.                                         Eyal Tuchman


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EYAL TUCHMAN
--------------------------------------------------------------------------------
From:               Eyal Tuchman
Sent:               Wednesday, December 17, 2003 2:00 PM
To:                 Avi Schechter
Subject:            My base Salary and holiday days redemption.


Avi,

Following our discussion regarding the above issues please confirm the follow:

1. My base salary is increasing from 27,000 NIS to 32,000 NIS per month tarting on 1.1.2004.

2. Redemtion of 22 holiday days.

3. All other employment arrangements continuing upon my employment agreement.

Best Regards,

Eyal Tuchman
C.F.0 Corporate SuperCom Ltd.
---------------------------------
Tel: +972-9-7750800
Cell Phone:+972-54-442267

Millennium Bldg, 3 Tidhar St., P.O. B 2094
Raanana 43665, Israel